Exhibit 99.1

Investor Contact:	Lawrence E. Hyatt
(615) 235-4432

Media Contact:	Janella Escobar
(615) 235-4618

CRACKER BARREL CLOSES ON FIVE-YEAR $750 MILLION CREDIT FACILITY

LEBANON, Tenn. – January 9, 2015 – Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) announced today that it has entered into a five-year $750 million revolving line of credit. This new credit facility replaces a $500 million revolving line of credit, and a term loan of $181 million. Wells Fargo Securities, LLC; Merrill Lynch, Pierce Fenner & Smith Incorporated; and Rabobank are the Joint Lead Arrangers and Joint Bookrunners; and Wells Fargo Bank, National Association is the Administrative Agent. Bank of America, N.A., and Rabobank are Co-Syndication Agents; and SunTrust Bank, Regions Bank, US Bank National Association, and the Bank of Tokyo-Mitsubishi UFJ, Ltd. are Co-Documentation Agents. Branch Banking and Trust Company, Fifth Third Bank, PNC Bank, National Association, First Tennessee Bank, National Association, Synovus Bank, Pinnacle Bank, Greenstone Farm Credit Services, ACA/FLCA, and Avenue Bank also participated in the facility.

“We believe that the successful completion of this transaction demonstrates the confidence of the financial community in our Company, the Cracker Barrel brand, and our strategic direction,” said Lawrence E. Hyatt, the Senior Vice President and Chief Financial Officer of Cracker Barrel Old Country Store, Inc. “By simplifying and extending the maturities of our financing arrangements, and reducing our credit spreads, this new facility provides us with greater financial flexibility.”

At the time of closing, there were $400 million of borrowings under the new revolving line of credit, in addition to letters of credit issued in the normal course of the Company’s business. Compared to the facility that it replaces, the new facility reduces the Company’s credit spreads by 0.25%, which the Company estimates will result in a reduction of annual interest expense of approximately $1 million per year.

About Cracker Barrel

Cracker Barrel Old Country Store, Inc. provides a friendly home-away-from home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL) was established in 1969 in Lebanon, Tennessee and operates 634 company-owned locations in 42 states. For more information, visitcrackerbarrel.com

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Cracker Barrel Closes on Five-Year $750M Credit Facility

January 9, 2015

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include the expected effects of operational improvement initiatives, such as new menu items and retail offerings. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence, higher costs for energy, general or regional economic weakness, weather on sales and customer travel, and discretionary income or personal expenditure activity of our customers; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of our substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America; and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications.

Any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which made. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.